Exhibit 10.13.2

FEDERAL HOME LOAN BANK

OF CHICAGO

EMPLOYEE RETENTION PLAN

Effective May 1, 2007

Employee Retention Plan	-i-

FEDERAL HOME LOAN BANK OF CHICAGO

EMPLOYEE RETENTION PLAN

SECTION 1. PLAN NAME AND EFFECTIVE DATE

1.1 The name of the Plan is the Federal Home Loan Bank of Chicago Employee Retention Plan. The effective date of the Plan shall be May 1, 2007.

SECTION 2. PURPOSE

2.1 The purpose of the Plan is to provide an incentive for current Employees to continue in their current positions with the Bank through a period of organizational change. The retention bonus is designed to encourage Employees to continue providing valuable service to the Bank during a transition period.

SECTION 3. DEFINITIONS

3.1 Bank shall mean the Federal Home Loan Bank of Chicago.

3.2 Board shall mean the Board of Directors (or a Committee thereof) of the Bank.

3.3 Cause shall mean: (a) a violation by the Employee of any applicable law or regulation respecting the business of the Bank; (b) the Employee having committed or being indicted for a felony or an act of dishonesty in connection with the performance of his duties as an employee of the Bank; (c) the failure of the Employee to fulfill the duties and responsibilities of his position; or (d) any other conduct or actions which would be grounds for termination under the Employee Handbook. The Employee shall be entitled to at least seven (7) days’ prior written notice of the Bank’s intention to terminate his or her employment for any Cause, specifying the grounds for such termination and the means, if any, to rectify such conduct, and seven (7) days to rectify or appeal in writing to the Board regarding the existence of such Cause.

3.4 Constructive Discharge shall mean any one of the following events: (i) the Employee is moved from the position(s) most recently held with the Bank, other than (x) as a result of the Employee’s appointment to one or more position(s) of equal or superior scope and responsibility or (y) pursuant to the mutual agreement of the Bank and the Employee; or (ii) the Employee shall fail to be vested by the Bank with the powers, authority and support services of any of such position(s); or (iii) the Bank otherwise commits a material breach of its obligations under this Plan. The Employee shall be required to notify the Bank within ninety (90) days of the occurrence of the event or the conduct constituting the Constructive Discharge, and the Bank shall be entitled to thirty (30) days in which to rectify such occurrence or conduct.

3.5 Employee shall mean a regular, active full-time, part-time, or Part-time Plus employee of the Bank.

Employee Retention Plan

3.6 Participant shall mean an Employee who satisfies the eligibility requirements as set forth in Section 4.1.

3.7 Plan shall mean this Federal Home Loan Bank of Chicago Employee Retention Plan as it may be amended from time to time.

3.8 Retention Period shall mean the period of time commencing on May 1, 2007 and ending on June 30, 2008.

3.9 Service shall mean all employment with the Bank, or any successor thereof.

SECTION 4. ELIGIBILITY

4.1 An Employee shall be eligible for the retention bonus payment and employee benefits under the Plan, as set forth in Section 5, if:

(a) the Employee is selected for inclusion by the Bank; and

(b) the Employee remains employed by the Bank during the Retention Period; and

(c) the Employee signs a Retention Bonus Agreement in the form of Annex I or Annex II to this Plan, as applicable; and

(d) the Employee signs a general release waiving any employment related claims against the Bank in a form provided by the Bank, provided that this clause (d) shall only apply in the case of an Employee whose employment is terminated pursuant to Section 5.3.

SECTION 5. RETENTION BONUS PAYMENT CALCULATION; PAYMENT AND BENEFIT CONTINUATION

5.1 If the Employee has continued in his or her employment with the Bank during the Retention Period, the Bank shall pay to the Employee in a lump sum the amount specified in Section 3 of the Retention Bonus Agreement, such amount to be paid to the Employee within 60 days after the end of the Retention Period. The Bank shall withhold from amounts payable to the Employee hereunder, any federal, state or local withholding or other taxes or changes which it is required to withhold.

5.2 During the Retention Period, the Employee shall continue to receive compensation at his or her annual base salary rate, and shall be entitled to participate in all plans and benefits including, but not limited to, incentive compensation, disability income, life insurance, medical and hospitalization insurance, severance pay, and similar or comparable plans, and also receive perquisites extended to similarly situated employees, at the greatest amount and level as was paid or provided to similarly situated employees during the Retention Period.

Employee Retention Plan	2

5.3 If, during the Retention Period, the Employee’s employment is either (a) terminated by the Bank for any reason other than Cause or (b) voluntarily terminated by the Employee as a result of a Constructive Discharge, then the Employee will be entitled to payment of the retention bonus as provided for under Section 4 hereof; provided, however, that payment of the retention bonus will be made to the Employee within 30 days of the Employee’s last day of work; and provided, further, that payment of the retention bonus in such circumstances is also conditioned on the execution by the Employee of a release agreement provided by the Bank.

5.4 In the event of an involuntary termination for Cause or the voluntary termination by the Employee of his or her employment during the Retention Period for any reason other than a Constructive Discharge, the Employee will not be entitled to any compensation or benefits under this Section 5, other than compensation and benefits to which the Employee is entitled through the date of termination.

SECTION 6. ADMINISTRATION

6.1 The Plan is sponsored and shall be administered by the Bank. The Director of Compensation and Benefits of the Bank shall be the named fiduciary under the Plan.

6.2 The Bank may at any time delegate to a person or body, or reserve therefore, any of the fiduciary responsibilities or administrative duties with respect to the Plan. The Bank, or any such delegate, shall have the complete discretion and authority to interpret the Plan, including matters regarding eligibility and benefit entitlement.

6.3 Subject to the limitation of the provisions of the Plan, the Bank may establish such rules for the administration of the Plan as the Bank may deem desirable.

6.4 The expenses of administering the Plan, including the benefits, shall be paid by the Bank out of its general assets.

6.5 The Plan and all of its records shall be kept on a calendar year basis, beginning January 1 and ending December 31 of each calendar year.

6.6 Except as required by applicable law, benefits provided under the Plan shall not be subject to assignment or alienation, since they are primarily for the support and maintenance of the Participants. Likewise, such benefits shall not be subject to attachment by creditors of or through legal process against the Bank or any Participant.

6.7 The Bank reserves the right to change or amend the Plan in order to carry out the intent hereof by a resolution adopted by a majority of the Board. Participants will be notified of any changes, and all changes will be subject to the Plan’s provisions and applicable laws. Notwithstanding the foregoing, the terms of an Employee’s Retention Agreement may not be altered or amended once it has been executed by the parties. The Plan will automatically terminate on June 30, 2008.

6.8 Nothing herein shall be construed as giving to any Employee of the Bank any right to remain in the employ of the Bank, nor shall it provide or be construed as providing any

Employee Retention Plan	3

right to claim any pension or other benefit or allowance after termination of employment with the Bank.

SECTION 7. GOVERNING LAW

7.1 The Plan and the rights of the parties hereunder shall be governed by and interpreted in accordance with federal law, and the laws of the State of Illinois. The invalidity or unenforceability of any provision or any part of any provision, hereof shall in no way effect the validity or enforceability of any other provision or part hereof.

APPROVED BY THE BOARD OF

DIRECTORS THIS 24TH DAY OF

APRIL, 2007

By:	/s/ Peter E. Gutzmer
Its Corporate Secretary

Employee Retention Plan	4

ANNEX I

TO

EMPLOYEE RETENTION PLAN

RETENTION BONUS AGREEMENT

(For all selected Employees other than members of the Bank’s Management Committee)

This RETENTION BONUS AGREEMENT (this “Agreement”) is made and entered into as of the              day of             , 2007 (the “Effective Date”) by and between the FEDERAL HOME LOAN BANK OF CHICAGO (the “Bank”), and                                          (the “Employee”).

RECITALS

A. The Employee is a valued and valuable member of the workforce of the Bank.

B. The Bank recognizes that an organizational change at the Bank may cause uncertainty of employment which uncertainty may result in the loss of the valuable services of the Employee.

C. The Bank desires to continue to employ the Employee through the date of any organizational change and the Employee is willing to continue such employment.

D. The Employee has been selected as a Participant in the Federal Home Loan Bank of Chicago Employee Retention Plan (the “Plan”) and the execution of this Agreement is a condition to the Employee’s receipt of certain benefits under the Plan.

NOW THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:

AGREEMENT

1. Definitions. All capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings given to such terms in the Plan.

2. Position and Duties. The Employee hereby agrees to remain in the employ of the Bank throughout the Retention Period in his or her current capacity. During the period of the Employee’s employment hereunder, the Employee shall devote his or her best efforts and full business time, energy, skills and attention to the business and affairs of the Bank.

3. Retention Bonus Payment; Compensation and Benefits. The Employee shall be entitled to receive an amount equal to $            , pursuant to and in accordance with the terms of the Plan.

4. Governing Law. This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Illinois without regard to the law regarding conflicts of law.

5. Amendment. This Agreement may not be amended or modified except by written agreement signed by the Employee and the Bank.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

FEDERAL HOME LOAN BANK OF CHICAGO	EMPLOYEE

By:

Its

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ANNEX II

TO

EMPLOYEE RETENTION PLAN

RETENTION BONUS AGREEMENT

(For all selected Employees who are members of the Bank’s Management Committee)

This RETENTION BONUS AGREEMENT (this “Agreement”) is made and entered into as of the             day of             , 2007 (the “Effective Date”) by and between the FEDERAL HOME LOAN BANK OF CHICAGO (the “Bank”), and                                          (the “Employee”).

RECITALS

A. The Employee is a valued and valuable member of the workforce of the Bank.

B. The Bank recognizes that an organizational change at the Bank may cause uncertainty of employment which uncertainty may result in the loss of the valuable services of the Employee.

C. The Bank desires to continue to employ the Employee through the date of any organizational change and the Employee is willing to continue such employment.

D. The Employee has been selected as a Participant in the Federal Home Loan Bank of Chicago Employee Retention Plan (the “Plan”) and the execution of this Agreement is a condition to the Employee’s receipt of certain benefits under the Plan.

NOW THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:

AGREEMENT

1. Definitions. All capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings given to such terms in the Plan.

2. Position, Duties, and Performance. The Employee hereby agrees to remain in the employ of the Bank throughout the Retention Period in his or her current capacity. During the period of the Employee’s employment hereunder, the Employee shall devote his or her best efforts and full business time, energy, skills and attention to the business and affairs of the Bank. In addition, to be eligible to receive the retention bonus set forth in Section 3, the Employee must also achieve specific levels of job performance established by the Bank’s President & CEO for such Employee.

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3. Retention Bonus Payment; Compensation and Benefits. The Employee shall be entitled to receive an amount equal to $            , pursuant to and in accordance with the terms of the Plan.

4. Governing Law. This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Illinois without regard to the law regarding conflicts of law.

5. Amendment. This Agreement may not be amended or modified except by written agreement signed by the Employee and the Bank.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

FEDERAL HOME LOAN BANK OF CHICAGO	EMPLOYEE

By:

Its

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